EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

Vicon Industries, Inc.
Edgewood, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-2 (No. 333-46841) and Form S-8 (Nos. 333-71410, 333-116361, and 333-146749) of Vicon Industries, Inc. of our report dated December 30, 2013, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP

BDO USA, LLP
Melville, New York

December 30, 2013